Exhibit 99.1
COMMERCIAL METALS COMPANY REPORTS SECOND BEST QUARTER EVER;
OVERALL FAVORABLE CONDITIONS
     Irving, TX — October 30, 2007 — Commercial Metals Company (NYSE: CMC) today reported net earnings of $355.4 million or $2.92 per diluted share on net sales of $8.3 billion for the year ended August 31, 2007. This compares with net earnings of $356.3 million or $2.89 per diluted share on net sales of $7.2 billion last year. The Company’s net earnings return on beginning equity was 29.1%.
     Fourth quarter net earnings were $104.7 million or $0.86 per diluted share on net sales of $2.3 billion. This compares with $128.7 million or $1.04 per diluted share on net sales of $2.2 billion in the fourth quarter a year ago.
     The current year quarter included pre-tax LIFO income of $8.8 million ($0.05 per diluted share) compared with pre-tax LIFO expense of $16.2 million ($0.09 per diluted share) in the prior year quarter. Comparable LIFO numbers for the year were $51.2 million pre-tax expense ($0.27 per diluted share) this year and $77.9 million pre-tax expense ($0.41 per diluted share) in the previous year. LIFO inventory valuation reserves were $240.5 million at year end.
     Selling, general and administrative expenses in the fourth quarter included $9.4 million of costs associated with the investment in the global deployment of SAP software. For the year ended August 31, 2007, the amount was $33.8 million as compared to $1.2 million last year. Other costs of $33.5 million have been capitalized since inception of the project, of which $22.3 million has been capitalized in the current year.
     The effective tax rate for the quarter was 26.6% compared with last year’s 30.2%, and for the whole year was 31.9% compared with fiscal 2006 at 33.9%. The lower rate was due to a shift in earnings (higher profits in Poland).
     We remain positive in our outlook. As discussed in more detail later in this release, we anticipate first quarter LIFO diluted net earnings per share between $0.55 to $0.65 (no LIFO impact assumed in the quarter) compared to last year’s first quarter record of $0.71 per diluted share.
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(CMC Year End 2007 — Page 2)
General Conditions
     Murray R. McClean, President & CEO, said, “Backed by record fourth quarters from our Domestic Fabrication and Marketing & Distribution segments, we achieved our second best quarter ever, eclipsed only by last year’s all-time record fourth quarter. Though not at record levels, our Recycling segment had its best quarter of the fiscal year, and CMCZ finished its best year ever. Operating profit for our Domestic Mills segment was lower, primarily on account of lower production and shipments. The service centers continued destocking reduced shipments, most notably merchant bar. The housing slump had some impact on rebar shipments, particularly in the southeast, although nonresidential construction in the U.S. continued at strong levels. In addition, record rainfall in Texas slowed rebar shipments to construction sites. Steel imports have been a factor, but these declined significantly by quarter end. Internationally, most markets remained strong although slower due to the summer holiday period. The overhang of rebar inventories, mainly steel imports, caused by very robust market conditions in the first two quarters of calendar 2007 impacted many European markets including Poland.”
Domestic Mills (Steel Minimills and Copper Tube Mill)
     McClean said, “Our Domestic Mills segment’s adjusted operating profit at $67.1 million was 30% below last year’s fourth quarter, an all-time segment record. LIFO expense was negligible this quarter compared with $3.7 million pre-tax expense last year. Net sales were flat.”
     McClean continued, “Within the segment, adjusted operating profit for our steel minimills declined 28% compared to last year’s fourth quarter on slightly lower sales. Metal margins were at record levels having increased $34 a ton fourth quarter to fourth quarter. Our average selling price was up $43 per ton to $591 per ton, while the average selling price for finished goods was up $76 per ton to $639 per ton. However, sales volumes dropped 12% at 548 thousand tons with decreases in both rebar and merchant bar volumes. Rebar was negatively affected by the wet summer in Texas and the ripple effect in the residential housing downturn; merchants by declining inventory levels at service centers. Faced with softening demand, our mills undertook both maintenance and capital expenditure programs in the fourth quarter as well as inventory management. Between our four minimills and three melt shops, we were down 137 days this quarter compared to 20 in last year’s fourth quarter. On a year-to-year basis, tonnage melted for the fourth quarter was down 25% to 462 thousand tons, while tonnage rolled was 377 thousand tons, 34% lower than last year’s fourth quarter. The price premium of merchant bar over reinforcing bar was $70, down $13 from last year. The average scrap purchase cost rose $9 per ton from a year ago to $209. Total utility costs decreased by $5.1 million compared with the fourth quarter last year with natural gas and electricity both declining. Costs for ferroalloys, graphite electrodes, and other supplies decreased $284 thousand year over year. We have invested $26 million of the expected $155 million total cost of our micro mill project in Arizona.”
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(CMC Year End 2007 — Page 3)
     According to McClean, “The copper tube mill (CMC Howell Metal) recorded an adjusted operating profit of $11.1 million on 6% lower sales, historically a solid performance, but trailing the phenomenal result of $18.3 million in the prior year fourth quarter. The continued slump in residential housing overhung the market; however, we continued to shift the product mix to higher value items. Pre-tax LIFO expense was $636 thousand this fourth quarter compared to $6.3 million expense last year. The average selling price dropped 45 cents to $4.65 per pound, and metal spreads declined $1.01 to $1.55 per pound as scrap prices increased 11 cents to $3.36 per pound. Copper tube production increased 9% to 15.0 million pounds while shipments rose 3% to 13.9 million pounds compared to last year’s fourth quarter.”
CMCZ
     McClean said, “CMCZ, our Polish steel operation, closed out a record year with fourth quarter adjusted operating profit of $20.8 million, solid results, but 45% below last year’s fourth quarter record. The vibrant Polish construction market and a strong currency attracted imports, driving down metal margins and shipments. For the fourth quarter, tons melted were 330 thousand, 2% below last year’s 338 thousand; rolled tons equaled 240 thousand against 323 thousand last year; and shipments totaled 309 thousand tons (including billets) versus 378 thousand last year. Average selling prices increased 4% to PLN 1,620 per ton (including 18% billets) from PLN 1,552 per ton (including 7% billets). The increase in pricing was not sufficient to offset the increase in the cost of purchased scrap entering production. The average metal margin declined in local currency to PLN 727 per ton from PLN 777 per ton. Our mega-shredder processed 502 thousand tons of scrap for the year, representing 34% of the mill’s scrap requirements.”
Domestic Fabrication
     McClean added, “The margin squeeze occasioned by rising mill prices significantly abated in the fourth quarter as the rise in average selling prices worked its way through shipments. Adjusted operating profit rose to a fourth quarter record of $32.5 million, an increase of 49% over last year’s $21.8 million profit. LIFO income was $2.7 million pre-tax in the fourth quarter this year compared to an expense of $1.1 million last year. Total shipments from our fab plants fell 11% to 429 thousand tons from 483 thousand tons last year. Most of the decrease was in rebar shipments, particularly in Texas where record summer rainfall postponed construction. In contrast, shipments in joist and deck were up substantially as a result of our April 2007 acquisition of Bouras; all acquired locations were profitable. The composite average fab selling price (excluding stock and buyouts) rose 21% to $1,073 per ton.”
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(CMC Year End 2007 — Page 4)
Recycling
     According to McClean, “Our Recycling segment had its best quarter of the year with adjusted operating profit of $26.6 million, though off some 41% from last year’s all-time record quarterly earnings of $45.1 million. Ferrous scrap pricing showed some stability in comparison to the volatile swings exhibited earlier in the year. Nonferrous markets were notable by extreme price and demand volatility. Nickel dropped almost in half, and with low terminal inventories, copper reacted to any news influencing supply or demand. LIFO income was $10.3 million in the fourth quarter driven by significantly lower inventory quantities; days outstanding of inventory stood at seven days at year end. Comparative LIFO income in the prior year was $2.1 million. The average ferrous scrap sales price for the quarter increased by $2 to $216 per short ton while shipments of ferrous scrap decreased 4% to 587 thousand short tons. The proliferation of shredders, especially in the south, has pressured margins. The average nonferrous scrap sales price for the quarter dropped 1% compared with last year while nonferrous shipments also declined 8% to 90 thousand tons. Chinese nonferrous buyers appeared only towards the end of the quarter after being adversely affected by customs investigations and the resulting port congestion. The total volume of scrap processed, including all our domestic processing plants, equaled 969 thousand tons versus 1,020 thousand tons last year.”
Marketing and Distribution
     “On the heels of its best quarterly operating profit ever, achieved in the third quarter, the Marketing and Distribution segment had its best fourth quarter and second best quarter ever,” McClean said. “Adjusted operating profit of $28.8 million was double the prior year of $13.9 million. LIFO expense of $3.3 million pre-tax versus $13.5 million last year was a key factor. Each of our major divisions was profitable during the quarter. U.S. steel import volumes were strong, but declined significantly by quarter end. Our raw materials product division was steady and achieved its second best year ever. Our aluminum, copper, and stainless steel semis business saw an upturn during the quarter. International markets were profitable, but uneven; inter-Asian markets were solid, but Australia showed signs of weakening. Great Britain and Germany were good markets for niche products.”
Financial Condition
     McClean said, “Our financial position remains strong. Including our $400 million July bond offering (10 year, 6.50%), our long-term debt as a percentage of total capitalization was only 31%. We had cash and cash equivalents of $419 million at year end. Our working capital was $1.4 billion and the current ratio was 2.3. Our coverage ratios remain strong, both on domestic borrowings as well as the separate borrowings of CMCZ.”
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(CMC Year End 2007 — Page 5)
Outlook
     McClean continued, “The prospects are very good for another strong year for CMC in 2008. We believe the year will be typical with a good first quarter followed by a slower second quarter (winter months) and then a strong finish in the third and fourth quarters. The housing market slump and the more recent sub prime mortgage crisis/credit squeeze have slowed the U.S. economy. The global economies remain relatively solid, although in Europe there are some signs of slowing growth. Nonresidential construction remains strong in the U.S. and in most global markets. This is the key driver for our business.
     “The strong 2007 results should carry forward into a good first quarter for 2008. Our domestic mills should have a solid first quarter particularly if shipments to service centers and rebar fabricators improve. Our U.S. Recycling segment should have a good quarter based on relatively high ferrous scrap prices, good shipping volumes and a healthy nonferrous global scrap market. Margins on shredder ferrous scrap should continue to be squeezed due to the overcapacity of shredders in the U.S. Our U.S. fabrication business should have a solid quarter based on a very good backlog at good prices. Our steel import distribution business in the U.S. is likely to be negatively impacted by the rapid decline in steel imports. Our copper tube mill should continue to perform well with shipping volumes and margins relatively stable.”
     McClean added, “Internationally, our Polish mill (CMCZ) should have a profitable quarter, although lower than the fourth quarter of fiscal 2007. Our newly acquired mill in Croatia (CMC Sisak) is a turnaround situation, but may have a slight negative impact on first quarter results. The international fabrication and distribution operations should have a solid quarter, although down from fourth quarter fiscal 2007 results.
     “Steel imports into the U.S. will continue to fall significantly. As well, consolidation of steel producers in the U.S. has resulted in more supply discipline. Service centers’ inventory levels for most steel products are the lowest in two years. The combination of lower steel imports, producer supply discipline and lower inventory levels should result in stable, if not slowly increasing, shipping levels, stable margins and prices with an upward bias. Globally, China has reduced steel exports through removal of VAT tax rebates and new export taxes. The impact should be higher international steel prices. As well, 2008 contract iron ore prices are likely to increase significantly which will result in higher steel prices. Ferrous scrap prices, while remaining volatile, should also trend upwards. Ocean freight rates should remain at high levels due to the demand for iron ore, coal and other key raw materials.”
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(CMC Year End 2007 — Page 6)
     McClean concluded, “We anticipate investments for fiscal 2008 will be $494 million including routine capex ($206 million), ERP ($76 million), the Arizona micro mill and flexible rolling mill in Poland ($116 million) and other acquisitions/investments ($96 million).”
Conference Call
     CMC invites you to listen to a live broadcast of its fourth quarter/year-end 2007 conference call on Tuesday, October 30, 2007, at 11:00 a.m. ET. The call will be hosted by Stan Rabin, Chairman; Murray McClean, President and CEO; and Bill Larson, Senior Vice President and CFO, and can be accessed via our website at www.cmc.com or at www.streetevents.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay within two hours of the webcast. Financial and statistical information presented in the broadcast can be found on CMC’s website under “Investor Relations.”
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.
     Paragraph six and the Outlook section of this news release contain forward-looking statements regarding the outlook for the Company’s financial results including net earnings, product pricing and demand, production rates, interest rates, inventory levels, impact of acquisitions and general market conditions. These forward-looking statements generally can be identified by phrases such as the company or its management “expect,” “anticipates,” “believe,” “ought,” “should,” “likely,” “appears,” “projected,” “forecast,” “outlook,” “will” or other words or phrases of similar impact. There is inherent risk and uncertainty in any forward-looking statements. Variances will occur and some could be materially different from management’s current opinion. Developments that could impact the Company’s expectations include construction activity, difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes, metals pricing over which the Company exerts little influence, interest rate changes, increased capacity and product availability from competing steel minimills and other steel suppliers including import quantities and pricing, court decisions, industry consolidation or changes in production capacity or utilization, the ability to integrate acquisitions into operations; global factors including political and military uncertainties, credit availability, currency fluctuations, energy and supply prices and decisions by governments impacting the level of steel imports and pace of overall economic activity, particularly China.
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(CMC Year End 2007 — Page 7)

	Three months ended		Fiscal year ended
(Short Tons in Thousands)	8/31/07	8/31/06	8/31/07	8/31/06

Domestic Steel Mill Rebar Shipments	220	274	972	1,102
Domestic Steel Mill Structural and Other Shipments	328	351	1,278	1,390
CMCZ Shipments	309	378	1,366	1,250

Total Mill Tons Shipped	857	1,003	3,616	3,742

Average FOB Mill Domestic Selling Price (Total Sales)	$591	$548	$566	$513
Average Cost Domestic Mill Ferrous Scrap Utilized	$239	$230	$233	$214
Domestic Mill Metal Margin	$352	$318	$333	$299
Average Domestic Mill Ferrous Scrap Purchase Price	$209	$200	$211	$191
Average FOB Mill CMCZ Selling Price (Total Sales)	$580	$500	$542	$437
Average Cost CMCZ Ferrous Scrap Utilized	$321	$250	$302	$229
CMCZ Mill Metal Margin	$259	$250	$240	$208
Average CMCZ Ferrous Scrap Purchase Price	$286	$228	$268	$197

Fab Plant Rebar Shipments	239	317	1,014	1,076
Fab Plant Structural, Joist, Deck and Post Shipments	190	166	581	569

Total Fabrication Tons Shipped	429	483	1,595	1,645

Average Fab Selling Price (Excluding Stock & Buyout Sales)	$1,073	$886	$982	$866

Domestic Scrap Metal Tons Processed and Shipped	969	1,020	3,845	3,697
BUSINESS SEGMENTS
(in thousands)

	Three months ended		Fiscal year ended
	8/31/07	8/31/06	8/31/07	8/31/06

Net Sales:
Domestic Mills	$424,279	$441,833	$1,593,886	$1,600,255
CMCZ	196,679	195,920	789,566	573,720
Domestic Fabrication	548,574	503,160	1,890,064	1,771,790
Recycling	433,904	466,570	1,641,609	1,360,457
Marketing and Distribution	946,500	843,282	3,504,969	2,953,577
Corporate, Discontinued Operations and Eliminations	(265,994)	(300,530)	(1,091,078)	(1,047,647)

Total Net Sales	$2,283,942	$2,150,235	$8,329,016	$7,212,152

Adjusted Operating Profit (Loss):
Domestic Mills	$67,113	$95,763	$275,031	$301,113
CMCZ	20,823	37,968	112,195	52,791
Domestic Fabrication	32,529	21,787	89,021	95,999
Recycling	26,603	45,061	89,785	99,963
Marketing and Distribution	28,796	13,870	84,904	69,755
Corporate and Eliminations	(20,894)	(9,825)	(72,009)	(32,367)
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(CMC Year End 2007 — Page 8)
COMMERCIAL METALS COMPANY
Fourth Quarter and Year Operating Results (Unaudited)
(in thousands except share data)

	Three months ended		Fiscal year ended
	8/31/07	8/31/06	8/31/07	8/31/06

Net Sales	$2,283,942	$2,150,236	$8,329,016	$7,212,152

Costs and Expenses:
Cost of goods sold	1,975,739	1,807,710	7,167,989	6,138,134
Selling, general and administrative expenses	156,386	135,021	583,810	480,282
Interest expense	10,331	8,697	36,334	29,232

	2,142,456	1,951,428	7,788,133	6,647,648

Earnings from Continuing Operations Before Income Taxes and Minority Interests	141,486	198,808	540,883	564,504

Income Taxes	37,271	60,175	172,769	191,217

Earnings from Continuing Operations Before Minority Interests	104,215	138,633	368,114	373,287

Minority Interests (Benefit)	(76)	7,472	9,587	10,209

Net Earnings from Continuing Operations	$104,291	$131,161	$358,527	$363,078

Earnings (Loss) from Discontinued Operations Before Taxes	1,126	(3,769)	(4,827)	(10,011)
Income Tax (Benefit)	698	(1,268)	(1,731)	(3,280)

Net Earnings (Loss) from Discontinued Operations	428	(2,501)	(3,096)	(6,731)

Net Earnings	$104,719	$128,660	$355,431	$356,347

Basic Earnings (Loss) per Share:
Earnings from Continuing Operations	$0.88	$1.10	$3.04	$3.08
Earnings (Loss) from Discontinued Operations	—	(0.02)	(0.03)	(0.06)

Net Earnings	$0.88	$1.08	$3.01	$3.02

Diluted Earnings (Loss) per Share:
Earnings from Continuing Operations	$0.86	$1.06	$2.95	$2.94
Earnings (Loss) from Discontinued Operations	—	(0.02)	(0.03)	(0.05)

Net Earnings	$0.86	$1.04	$2.92	$2.89

Cash Dividends per Share	$0.09	$0.06	$0.33	$0.17
Average Basic Shares Outstanding	118,735,742	118,763,254	118,014,149	117,989,877
Average Diluted Shares Outstanding	121,925,891	123,184,476	121,681,730	123,459,069
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(CMC Year End 2007 — Page 9)
COMMERCIAL METALS COMPANY
Consolidated Condensed Balance Sheets (Unaudited)
(in thousands)

	Fiscal year ended
	2007	2006

Assets:
Current Assets:
Cash and cash equivalents	$419,275	$180,719
Accounts receivable, net	1,082,713	1,134,823
Inventories	874,104	762,635
Other	82,760	66,615

Total Current Assets	2,458,852	2,144,792

Net Property, Plant and Equipment	767,353	588,686

Goodwill	37,843	35,749

Other Assets	208,615	129,641

	$3,472,663	$2,898,868

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable — trade	$484,650	$526,408
Accounts payable — documentary letters of credit	153,431	141,713
Accrued expenses and other payables	425,410	379,764
Income taxes payable and deferred income taxes	4,372	14,258
Notes payable	—	60,000
Current maturities of long-term debt	4,726	60,162

Total Current Liabilities	1,072,589	1,182,305

Deferred Income Taxes	31,977	34,550
Other Long-Term Liabilities	109,813	78,789
Long-Term Debt	706,817	322,086

Minority Interests	2,900	61,034

Stockholders’ Equity	1,548,567	1,220,104

	$3,472,663	$2,898,868

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(CMC Year End 2007 — Page 10)
COMMERCIAL METALS COMPANY
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Fiscal year ended
	2007	2006

Cash Flows From (Used by) Operating Activities:
Net earnings	$355,431	$356,347
Adjustments to reconcile net earnings to cash from operating activities:
Depreciation and amortization	107,305	85,378
Minority interests (benefit)	9,587	10,209
Asset impairment charges	3,400	—
Provision for losses on receivables	(370)	2,676
Share-based compensation	12,499	9,526
Net (gain) loss on sale of assets	474	(2,518)

Changes in Operating Assets and Liabilities, Net of Effect of Acquisitions:
Accounts receivable	(39,695)	(297,924)
Accounts receivable sold	115,672	—
Inventories	(10,381)	(36,196)
Other assets	(89,332)	(48,498)
Accounts payable, accrued expenses, other payables and income taxes	(22,179)	171,045
Deferred income taxes	(10,603)	(34,459)
Other long-term liabilities	29,482	17,797

Net Cash Flows From Operating Activities	461,290	233,383

Cash Flows From (Used by) Investing Activities:
Purchases of property, plant and equipment and other	(206,262)	(131,235)
Purchase of interests in CMC Zawiercie and subsidiaries	(62,104)	(1,165)
Sales of property, plant and equipment	1,470	11,290
Acquisitions of other businesses, net of cash acquired	(164,017)	(44,391)

Net Cash Used By Investing Activities	(430,913)	(165,501)

Cash Flows From (Used by) Financing Activities:
Increase in documentary letters of credit	11,718	727
Payments on trade financing arrangements	—	(1,667)
Short-term borrowings, net change	(62,088)	60,000
Proceeds from issuance of long-term debt	400,504	14,495
Payments on long-term debt	(72,282)	(28,800)
Stock issued under incentive and purchase plans	10,849	23,659
Tax benefits from stock plans	16,894	21,240
Treasury stock acquired	(59,169)	(78,662)
Dividends paid	(39,254)	(20,212)

Net Cash From (Used By) Financing Activities	207,172	(9,220)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	1,007	2,653

Decrease in Cash and Cash Equivalents	238,556	61,315
Cash and Cash Equivalents at Beginning of Year	180,719	119,404

Cash and Cash Equivalents at End of Year	$419,275	$180,719

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(CMC Year End 2007 — Page 11)
COMMERCIAL METALS COMPANY
Non-GAAP Financial Measures (Unaudited)
(in thousands)
This press release uses financial statement measures not derived in accordance with generally accepted accounting principles (GAAP). Reconciliations to the most comparable GAAP measures are provided below.
EBITDA:
Earnings before interest expense, income taxes, depreciation and amortization.
EBITDA is a non-GAAP liquidity measure. It excludes Commercial Metals Company’s largest recurring non-cash charge, depreciation and amortization. As a measure of cash flow before interest expense, it is one guideline used to assess the Company’s ability to pay its current debt obligations as they mature and a tool to calculate possible future levels of leverage capacity. EBITDA to interest is a covenant test in certain of the Company’s note agreements.

	Three Months	Year
	Ended	Ended
	8/31/07	8/31/07

Net earnings	$104,719	$355,431
Interest expense	10,546	37,257
Income taxes	37,969	171,038
Depreciation and amortization	31,446	107,305

EBITDA	$184,680	$671,031

EBITDA to interest coverage
for the quarter ended August 31, 2007:	for the year ended August 31, 2007:
$184,680 / 10,546 = 17.5	$671,031 / 37,257 = 18.0
Total Capitalization:
Total capitalization is the sum of long-term debt, deferred income taxes, and stockholders’ equity. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization at August 31, 2007 to the nearest GAAP measure, stockholders’ equity:

Stockholders’ equity	$1,548,567
Long-term debt	706,817
Deferred income taxes	31,977

Total capitalization	$2,287,361
Other Financial Information
Long-term debt to cap ratio as of August 31, 2007:
Debt divided by capitalization
     $706,817 / 2,287,361 = 30.9%
Total debt to cap plus short-term debt ratio as of August 31, 2007:
     ($706,817 + 4,726) / (2,287,361 + 4,726) = 31.0%
Current ratio as of August 31, 2007:
Current assets divided by current liabilities
     $2,458,852 / 1,072,589 = 2.3
-(END)-

Contact:	Debbie Okle
Director, Public Relations
214.689.4354
2008-34